Filed pursuant to Rule 433

Registration No. 333-260756

January 9, 2024

Final Term Sheet

USD 5,000,000,000 4.000% Global Notes due 2029

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	USD 5,000,000,000

Denomination:	USD 1,000

Maturity:	March 15, 2029

Redemption Amount:	100.0%

Interest Rate:	4.000% per annum, payable semi-annually in arrear

Date of Pricing:	January 9, 2024

Closing Date:	January 17, 2024

Interest Payment Dates:	March 15 and September 15 in each year

First Interest Payment Date:	March 15, 2024 (for interest accrued from, and including, January 17, 2024 to, but excluding, March 15, 2024)

Interest Payable on First Interest Payment Date:	USD 32,222,222.22 (for aggregate principal amount of USD 5,000,000,000)

Currency of Payments:	USD

Price to Public/Issue Price:	99.465%

Underwriting Commissions:	0.125%

Proceeds to Issuer:	99.340%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Business Day:	New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	30/360

Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

ISIN:	US500769KC79

CUSIP:	500769 KC7

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

Managers:	Barclays Citi J.P. Morgan Morgan Stanley

Stabilization Manager:	Morgan Stanley Europe SE

Registrar:	Citibank, N.A., London Branch

Paying Agent:	Citibank, N.A., London Branch

Additional Paying Agent:	Citibank Europe Plc, Germany Branch

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

The prospectus supplement relating to the notes is available under the following link:

https://www.sec.gov/Archives/edgar/data/0000821533/000110465921142926/tm2131584-8_424b3.htm.

KfW’s base prospectus relating to the notes is available through the following link:

https://www.sec.gov/Archives/edgar/data/0000821533/000110465921142909/tm2131584-3_sb.htm.

Alternatively, Morgan Stanley Europe SE will arrange to send you the prospectus, which you may request by calling toll-free +1-866-718-1649.

Notice by Barclays Bank Ireland PLC, Citigroup Global Markets Europe AG, J.P. Morgan SE and Morgan Stanley Europe SE to Distributors regarding MiFID II Product Governance

Barclays Bank Ireland PLC, Citigroup Global Markets Europe AG, J.P. Morgan SE and Morgan Stanley Europe SE (the “EU Manufacturers”) acting in their capacity as manufacturers of the notes in the meaning of Directive 2014/65/EU and implementing legislation (as amended, “MiFID II”) hereby inform prospective distributors for the purpose of the product governance rules under MiFID II that the target market assessment made by the EU Manufacturers in respect of the notes in accordance with the product governance rules under MiFID II has led the EU Manufacturers to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients each as defined in MiFID II; and (ii) all channels for distribution of the notes are appropriate. Any distributor should take into consideration the EU Manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the EU Manufacturers’ target market assessment), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.